ACQUISITION AGREEMENT

         This Acquisition Agreement (the "Agreement") is entered into as of this 11th  day of May 2007 (the “Effective Date”) by and between:

(1) TRUE PRODUCT ID, INC. (“TPID US” or “Buyer”), a Delaware corporation, formerly known as OnTV, Inc. (“ONTV”), with an address at 2600 Centre Square West, 1515 Market Street, Philadelphia, PA 19102; and

(2) SICHUAN VALENCIA TRADING LIMITED (“SVTL” or “Seller”), a Chinese limited liability company duly organized under Chinese law, with an address at Guojia Bridge West Street, 9-3-48, Chengdu 610041, Sichuan Province, China.

 TPID US and SVTL are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS:

WHEREAS, True Product ID Technology (Beijing) Limited (the “Chinese JV Company”) is a Chinese technology limited liability corporation duly formed and organized under Chinese law;

WHEREAS, the Chinese JV Company was formed on or about July 29, 2005 as a result of a Joint Venture Agreement between Beijing Suneray Zexin Technology Limited (“Suneray”) and True Product ID Technology Limited (“TPID HK”), formerly known as Sure Trace Asia Limited (“STA”) dated July 29, 2005 (the “JV Agreement”);

WHEREAS, pursuant to the JV Agreement, the Chinese JV Company possesses all the intellectual property, patent ownership, and the use right in the Mainland China, Hong Kong Special Administrative Region and Macau Special Administrative Region (collectively “China”), related to certain anti-counterfeiting/ product authentication-related technologies (both hardware- and software-related) which were and are owned or developed by Sure Trace Security Corporation (“SSTY”) or the Chinese JV Company, or which were assigned by Sure Trace Security Corporation or STA to TPID US  (“the Technologies”);

WHEREAS, pursuant to the JV Agreement, the Chinese JV Company possesses “the patent right, research and development right, the production right, exclusive selling right and income disposal rights” associated with the Technologies in China;

WHEREAS, the Chinese JV Company is a party to certain contracts in China respecting the Technologies, as set forth in, inter alia, press releases issued by the Chinese JV Company and/or TPID US;

WHEREAS, as set forth in more detail in SEC filings, in March 2007, SSTY acquired the controlling interest in ONTV, Inc. (“ONTV”), now known as TPID US, a Delaware corporation, in return for certain contractual and other rights as set forth in a Master License Agreement, which effectively resulted in ONTV (then a SSTY subsidiary) receiving approximately 42.5% of revenues from the Chinese JV Company.

WHEREAS, as set forth in more detail in SEC filings, in May 2006, SSTY spun out ONTV (then a SSTY subsidiary) as an independent separate entity.  The post-spin out, independent entity was renamed TPID US.  In consideration for the spin out, SSTY shareholders were provided in the form of a dividend approximately 209 million shares of TPID US.  Upon the consummation of the dividend and spin out, TPID US as an independent entity was entitled to receive approximately 42.5% of the revenues of the Chinese JV Company.

WHEREAS, immediately prior to the execution of this Agreement, the total interests, rights, assets, shares, and/or other ownership interests of the Chinese JV Company were owned by the parties below as follows:

•

TPID US: 40% (the “TPID US 40% Chinese JV Interest”)

•

Suneray: 40% (the “Suneray 40% Chinese JV Interest”)

•

SVTL: 20% (the “SVTL 20% Chinese JV Interest”)

WHEREAS, TPID US wishes to buy from SVTL, and SVTL wishes to sell to TPID US, the SVTL’s 20% Chinese JV Interest, which for the sake of clarity represents 20% of the total rights, assets, shares, and/or other ownership interests of the Chinese JV Company (the “Subject 20% Chinese JV Ownership Interest”);

WHEREAS, on March 12, 2007, TPID US and SVTL entered into a letter of intent pursuant to which SVTL would sell TPID US the Subject 20% Chinese JV Ownership Interest (the “LOI”);

WHEREAS, the LOI stated that TPID US “desires to acquire an additional 20% ownership interest in the Chinese Joint Venture in order to acquire majority ownership and majority voting and other control of the Chinese Joint Venture so that TPID US  can recognize 100% of the revenues of the Chinese Joint Venture, among other things, in accordance with applicable consolidation, revenue recognition, accounting, and other principles, guidelines and standards (‘TPID US’s Consolidation/Recognition Objectives’)”;

WHEREAS, in the LOI, SVTL agreed to help effectuate TPID US’s Consolidation/Recognition Objectives, including by transferring the Subject 20% Chinese JV Ownership Interest;

WHEREAS, on April 11, 2007, TPID US and SVTL agreed to extend the closing date set forth in the LOI for TPID US’s acquisition of the Subject 20% Chinese JV Ownership Interest;

WHEREAS, TPID US has agreed to buy from SVTL, and SVTL wishes to sell to TPID US, the Subject 20% Chinese JV Company Ownership Interest in accordance with the terms and condition set forth below;

WHEREAS,  SVTL has offered to sell TPID US, and TPID US has agreed to buy from SVTL, the Subject 20% Chinese JV Company Ownership Interest for 100 million common shares of TPID US, which is less than fifty percent (50%) of the amount of the TPID US common shares (approximately 209 million shares) provided to SSTY shareholders as consideration for the spin out of TPID US from SSTY, which effectively allowed TPID US to receive approximately 42.5% of the revenues of the Chinese JV Company.

            NOW, THEREFORE, in consideration of the payments and other benefits as set forth herein, the mutual covenants and promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

TRANSFER OF THE SUBJECT 20% CHINESE JV COMPANY OWNERSHIP INTEREST TO TPID US

1.0.

Subject to the terms and conditions of this Agreement, in return for the consideration set forth in Article II of this Agreement, on the Effective Date, SVTL shall transfer and/or cause to be transferred the Subject 20% Chinese JV Ownership Interest to TPID US (the “Transfer”).

ARTICLE II

CONSIDERATION TO BE PAID BY TPID US

2.0.

Issuance of 100 Million TPID US Common Shares to SVTL.  Upon execution of this Agreement, TPID US shall issue to the trustee of SVTL, Anhon Holdings Limited, One Hundred Million (100,000,000) common shares of TPID US (the “Subject Shares”) and deliver the Subject Shares to Anhon Holding Limited.

2.0.1.

The Subject Shares shall be immediately issued and shall immediately vest on and as of the Effective Date of this Agreement.

2.0.2.

As set forth in US SEC filings, prior to the closing of the Transfer, TPID US possessed a 40%  ownership interest in the Chinese JV Company as a result of the January 2007 Restructuring Agreement between inter alia, TPID US, and SSTY.  With the acquisition of the Subject 20% Chinese JV Company Ownership Interest contemplated in this Agreement, TPID would own a 60% ownership interest in the Chinese JV Company.

2.0.2.

The Parties acknowledge that applicable securities law, regulations, and rules restrict the Subject Shares for one year from the issuance date.

Nonetheless, TPID US shall make its best commercially reasonable efforts to register the Subject Shares and/or any portion thereof as soon as practicably possible in accordance with applicable securities law, regulations, and rules.

2.1.

Appointment of SVTL Representative to TPID US Board of Directors.  Subject to the terms and conditions of this Agreement, in return for the promises, covenants and benefits given or provided by SVTL under this Acquisition Agreement, TPID US shall appoint SVTL representative, Sergio da Luz, to TPID US’s Board of Directors.

ARTICLE III

RESTRICTIVE COVENANTS

3.1.

SVTL agrees that it shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than for the benefit of TPID US, the Chinese JV Company, and/or their affiliates, any nonpublic, proprietary or confidential information, knowledge or data relating to TPID US.  Included, without limitation, among such protected proprietary or confidential information are trade secrets, trade "know-how", inventions, customer lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or customers, sales, profits or other financial information, all of which is confidential to TPID US and not generally known in the relevant trade or industry.  This subsection 3.1 shall not apply to information that (i) was known to the public prior to its disclosure to SVTL; (ii) becomes known to the public subsequent to disclosure to SVTL through no wrongful act of SVTL or any representative of SVTL; or (iii) SVTL is required to disclose by applicable law, regulation or legal process (provided that SVTL provides TPID US with prior notice of the contemplated disclosure and reasonably cooperates with TPID US at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, SVTL’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

3.2.

For as long as SVTL owns 5% or more of the total number of issued common shares of TPID US or for as long as Sergio da Luz or other representative of SVTL is a director of TPID US, SVTL agrees that it will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of TPID US or any of its parents, subsidiaries, affiliates and/or contractual or other partners to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with TPID US or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such SVTL, or (ii) any customer of TPID US or any of its subsidiaries or affiliates to purchase goods or services then sold by TPID US or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (provided, that the foregoing shall not apply to any product or service which is not covered by the non-competition provision set forth in subsection 3.3 below).

3.3.

For as long as SVTL owns 5% or more of the total number of issued common shares of TPID US or for as long as Sergio da Luz or other representative of SVTL is a director of TPID US,, SVTL agrees that SVTL will not, directly or indirectly, (i) compete with respect to any services or products of TPID US and/or its affiliates which are either being offered or are being developed by TPID US and/or its affiliates as of the Effective Date; or (ii) other than in accordance with this Agreement, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which TPID US or any of its parents, subsidiaries or affiliates is engaged on the Effective Date or in which they have proposed, on or prior to such date, to be engaged in on or after such date in any locale of any country in which TPID US conducts business.

3.4.

SVTL acknowledges and agrees that TPID US’ remedies at law for a breach or threatened breach of any of the provisions of Section 3 of the Agreement are inadequate and, in recognition of this fact, SVTL agrees that, in the event of such a breach or threatened breach, in addition to, and not in lieu of any other rights and remedies available to TPID US at law or equity, TPID US, without posting any bond and without the necessity of proving damages, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunctive or mandatory relief or any other equitable remedy which may then be available, without prejudice to any other rights and remedies which may be available at law or in equity.

3.5.

If it is determined by a court of competent jurisdiction in any state or other jurisdiction or custody that any restriction in Section 3 of this Agreement is excessive in duration or scope or is unreasonable or invalid or unenforceable under the laws of that state or jurisdiction, it is the intention of the parties that such restriction shall not affect the remainder of the covenant or covenants which shall be given full effect, without regard to the invalid or unenforceable portions, and that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state, province, or country.

3.6.

The Parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants, including, but not limited to, the United States District Court for the Eastern District of Pennsylvania and the Hong Kong International Arbitration Centre, to which jurisdiction the Parties explicitly consent and submit.  In the event that the courts of any one or more of such jurisdictions shall hold such Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect TPID US' right of the relief provided above in the courts of any other jurisdictions within the geographical scope of such Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants

3.7.

The obligations contained in Section 3 of this Agreement shall survive the termination of this Agreement shall be fully enforceable thereafter.

ARTICLE IV

WARRANTIES BY EACH PARTY

4.0

Warranties by TPID US.  Subject to the further provisions of this Agreement, TPID US represents and warrants to SVTL:

4.0.1.

TPID US is a corporation duly organized under the laws of the State of Delaware, having all requisite corporate power to own its assets and operate its business as now conducted.

4.0.2.

TPID US has the right and power and ability to enter into and carry out each and every term or provision of this Agreement, and there are no other agreements with any other party in conflict herewith.

4.0.3.

The transactions contemplated under this Agreement do not, to the best of its knowledge, information and beliefs infringe upon any valid right of any third party.

4.0.4.

This Agreement has been duly executed and delivered by TPID US and is a valid and binding agreement of TPID US enforceable against TPID US in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

4.0.5.

To TPID US’s best knowledge, there are no actions, suits, proceedings, arbitrations or investigations pending, or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against or by TPID US, which seek to or could restrain, prohibit, rescind or declare unlawful, or result in substantial damages in respect of this Agreement or the performance hereof by TPID US.

4.0.6.

TPID US has secured all necessary approvals, authorizations, and/or consents needed to effectuate and carry out the terms and conditions of this Agreement, including, but not limited to, those associated with any regulatory or other government authority, TPID US’s Board of Directors and/or shareholders, and/or any third party.

4.1.

Warranties by SVTL.  Subject to the further provisions of this Agreement, SVTL represents and warrants to TPID US:

4.1.1.

SVTL is a corporation duly organized, validly existing and in good standing under Chinese law, having all requisite corporate power to own its assets and operate its business as now conducted.

4.1.2.

SVTL has the right, power, ability, and present and future intent to enter into and carry out each and every term or provision of this Agreement, and there are no other agreements with any other party in conflict herewith.

4.1.3.

The transactions contemplated under this Agreement do not, to the best of its knowledge, information and beliefs infringe upon any valid right of any third party.

4.1.4.

This Agreement has been duly executed and delivered by SVTL and is a valid and binding agreement of SVTL enforceable against SVTL in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

4.1.5.

There are no actions, suits, proceedings, arbitrations or investigations pending, or threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against or by SVTL, which seek to or could restrain, prohibit, rescind or declare unlawful, or result in substantial damages in respect of this Agreement or the performance hereof by SVTL.

4.1.6.

Under Chinese law, and as documented and/or recorded under Chinese law, immediately prior to the execution of this Agreement, SVTL owns good and valid title to the Subject 20% Chinese JV Company Ownership Interest, free and clear of any liens, claims, security interests and encumbrances, and all filings, submissions, consents, authorizations, and other documents evidencing and/or authorizing SVTL’s ownership of the Subject 20% Chinese JV Ownership Interest, whether to a Chinese government authority or otherwise, have been made, submitted, provided, and/or recorded.

4.1.7.

Subject to the terms and conditions of this Agreement and applicable law, SVTL will convey to TPID US good and valid title to Subject 20% Chinese JV Company Ownership Interest, free and clear of any liens, claims, security interests and encumbrances.

4.1.8.

SVTL has secured all necessary approvals, authorizations, and/or consents needed to effectuate and carry out the terms and conditions of this Agreement, including, but not limited to, those associated with any regulatory or government authority, SVTL’s Board of Directors and/or shareholders, and/or any third party, including, but not limited to, Suneray and the Chinese JV Company.

ARTICLE V

DEFAULT

5.0

TIME IS OF THE ESSENCE IN THE PERFORMANCE OF EACH OBLIGATION, COVENANT AND CONDITION UNDER THIS AGREEMENT.

5.1.

The failure by any Party to perform any of its material obligations under this Agreement in accordance with the schedule, timeframes, terms and other conditions of this Agreement, if left uncured upon thirty (30) days written notice of such failure by the other Party, shall be deemed a default of this Agreement.

5.2.

In addition to any equitable and legal remedies which are set forth in this Agreement, and which the Parties may otherwise have under applicable law, the Parties acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforceable, and neither Party will take any action to impede the other from seeking to enforce such rights of specific performance.

ARTICLE VI

NOTICES

6.0.    NOTICES.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to SVTL: SERGIO DA LUZ Title: Manager Address: Guojia Bridge West Street, 9-3-48, Chengdu 610041, Sichuan Province, China Tel: 8628-85352172 Fax: 862985251631	If to TPID US: Richard A. Bendis, CEO and President True Product ID, Inc. 2600 Centre Square West 1515 Market Street Philadelphia, PA 19102 Fax: (215) 320-1991 E-Mail: rbendis@TPID US.net or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

ARTICLE VII

MISCELLANEOUS

7.0

EXPENSES.  Each Party shall pay all of its own expenses in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation the reasonable fees and expenses of its agents, representatives, counsel, financial advisors and consultants.

7.1.

SURVIVAL OF THE PARTIES’ REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each Party in this Agreement shall survive the Effective Date and the closing of the transactions contemplated in this Agreement.

7.2.

AMENDMENT AND WAIVER.

7.2.1.

No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by both Parties.

7.2.2.

No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

7.2.3.

Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such rights, remedy, power, or privilege with respect to any other occurrence.

7.3.

SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, such provision shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable, and the remaining provisions hereof shall continue in full force and effect.

7.4.

SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties and their legal representatives, successors and assigns.

7.5.

GOVERNING LAW. The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement and any disputes arising from this Agreement shall be governed by and interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.6.

ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Parties, and supersedes all prior Agreements, whether written or oral, relating to the subject matter hereof. Other than the representations and warranties set forth in this Agreement, the Parties acknowledge that there are no representations which bind the Parties and waive any and all claims relating to such representations.

7.7.    DISPUTE RESOLUTION. Any dispute or controversy arising under or in connection with this Agreement shall be exclusively commenced in the United States District Court for the Eastern District of Pennsylvania and, if jurisdiction is not proper there, the Court of Common Pleas of Philadelphia County.   Alternatively, at TPID US’ sole discretion, any dispute or controversy arising under or in connection with this Agreement can be commenced in Hong Kong International Arbitration Centre in accordance with the American Arbitration Association’s Commercial Arbitration Rules then in effect. The Parties agree to waive any and all rights to a trial by jury.

7.8.

COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same original. Executed copies may be received by facsimile or e-mail provided that the original documents is subsequently sent to and received by all the Parties.

7.9.

SECTION HEADINGS.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

7.10.

FURTHER ASSURANCES. Subject to the terms and conditions herein, each of the Parties each agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, including, but not limited to, executing and delivering any and all necessary agreements, to consummate, effectuate, and make effective the transactions contemplated by this Agreement and the LOI, which is incorporated by reference as if fully set forth herein

7.11.

Words importing the singular include the plural and vice versa; words importing a gender include every gender and references to persons include corporations, partnerships, and other unincorporated associations or bodies of persons.

7.12.

The words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

7.13.

This Agreement is the product of negotiation between the Parties. This Agreement shall be construed in accordance with its plain meaning and shall not be construed for or against any Party on account of the role of any Party or its counsel in the drafting of this Agreement.  Each Party acknowledges that it has access to and/or has consulted with independent counsel in connection with this Agreement.

7.14.

FORCE MAJEURE.  Neither Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, including, but not limited to, Acts of God, acts of civil, government, or military authority, civil disturbance, war, strikes or other labor difficulties, floods, fires, power failures, natural catastrophes or other “force majeure” events.

7.15.

The Parties acknowledge that the Chinese JV Company, by way of its board of directors, has given its consent to the Transfer, and has agreed to help secure any and all consents, approvals, and/or authorizations (whether from any Chinese governmental authority or otherwise) and to help submit any filings or other documentation (whether with any Chinese governmental authority or otherwise), which is  needed to effectuate the transactions contemplated in this Agreement.

[SIGNATURE PAGE BELOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

TRUE PRODUCT ID, INC.

BY:_________________________________________________

RICHARD A. BENDIS

CHIEF EXECUTIVE OFFICER, PRESIDENT &

CHAIRMAN OF THE BOARD

SICHUAN VALENCIA TRADING

LIMITED

BY:_________________________________________________

         SERGIO DA LUZ

         MANAGER